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                                                                   Exhibit 10.12

                         Software Distribution Agreement


         This Software Distribution Agreement (the "Agreement") is made and entered into this 5th day of June, 1997 by and between Network-1 Software & Technology, Inc., a Delaware corporation with its principal offices at 909 Third Avenue, 9th Floor, New York, New York 10022 ("Network-1") and Trusted Information Systems, Inc., a Delaware corporation with offices at 15204 Omega Drive, Rockville, Maryland 20850 ("TIS").

         1. Definitions. As used in this Agreement:

         (a) "Confidential Information" shall mean confidential or other proprietary information that is disclosed by either party to the other under this Agreement including, without limitation, software, code and designs, product specifications and other confidential business information. Confidential information shall not include information which (i) is or becomes public knowledge without any action by or involvement of a party; (ii) has been independently developed other than pursuant to this Agreement; (iii) constitutes residuals (the "Residuals") as such term is defined in paragraph 6 of the Non-Disclosure Agreement, dated April 7, 1997, between Network-1 and TIS; (iv) is disclosed by a party with the prior written approval of the other party; or
(v) is disclosed pursuant to any judicial or government order provided that such party gives the other party sufficient prior notice to contest such order.

         (b) "Derivative Work" means any work which is based upon one or more pre-existing works such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which such pre-existing work may be recast, transformed or adopted, and which, in the absence of this Agreement or other authorizations by the owner of the pre-existing work, would constitute a copyright infringement. Derivative Work does not include Residuals.

         (c) "Effective Date" shall mean the date identified on the signature page of this Agreement as the effective date.

         (d) "End User(s)" means any person or entity which is granted a sublicense by TIS (including its resellers and distributors), in accordance with this Agreement, to use the Licensed Product as a component of the TIS Gauntlet Firewall Product.

         (e) "TIS Gauntlet Firewall Product" shall mean the family of firewall and other software products developed by and for and owned by TIS for use on Microsoft based operating systems (including, but not limited to, Windows/NT and Windows 95) as set forth on Exhibit "A" (including any such additional products to be added by any unilateral amendments provided by TIS to Network-1) and any Updates or Upgrades relating to such products.

         (f) "TIS Gauntlet/Licensed Product" shall mean the TIS Gauntlet Firewall Product which includes the Licensed Product as a component.

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         (g) "Intellectual Property Rights" shall mean all forms of intellectual property rights and protections that may be obtained for or may pertain to, the Licensed Product, Confidential Information and marks and may include without limitation:

                  (i) all right, title and interest in and to all Letters Patent and all filed, pending or potential applications for Letters Patent, including any reissue, reexamination, division, continuation or continuations -in-part applications throughout the world now or hereafter filed;

                  (ii) all right, title and interest in and to all trade secret rights and equivalent rights arising under the common law, state law, federal law and laws of foreign countries;

                  (iii) all right, title and interest in and to all mask works, copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work, under common law, state law, federal law and laws of foreign countries; and

                  (iv) all right, title and interest in and to all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names under common law, state law, federal law and laws of foreign countries.

         (h) "Licensed Product" means Network-1's NDIS Shim software product as defined in Exhibit B, as it may be amended from time to time including any and all Updates and Upgrades.

         (i) "Net Receipts" shall mean the actual gross receipts less sales, use, excise, value added or other similar taxes and allowances for returns, defects and replacements received by TIS from distribution of the TIS Gauntlet/Licensed Product (or the TIS Gauntlet Firewall Product without the Licensed Product (for the period ending December 31, 1998 pursuant to Section 6(b) herein). If the TIS Gauntlet/Licensed Product is distributed with other products that do not contain the TIS Gauntlet/Licensed Product in a bundle for a single price, the Net Receipts attributable to the TIS Gauntlet/Licensed Product will be determined by pro rating the receipts from the sale or license of the package according to the suggested retail prices, or if no suggested retail price is announced, the values established by TIS for the separate works contained in the package, whether or not such products are distributed separately, provided that such values are reasonably related to the values or cost of the separate products. Net Receipts will not include any receipts from copies of the TIS Gauntlet/Licensed Product which are distributed by TIS to previous purchasers of the TIS Gauntlet/Licensed Product as back-up, replacement or update copies for which TIS does not receive its standard payment. No Royalties will be credited or paid to Network-1 with respect to any receipts from copies of the TIS Gauntlet/Licensed Product supplied for promotional purposes (as well as evaluation purposes) to the press, trade, sales representatives or potential customers for the TIS Gauntlet/Licensed Product. Amounts received by TIS as deposits or advances will not be deemed to have been


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received until shipment of the TIS Gauntlet/Licensed Products to the End User
making the deposit or advance has been made against such deposit or advance. Partial payment of an invoice will be pro-rated over all products included in the invoice. Amounts received by TIS in foreign currencies will be deemed converted into U.S. dollars at the exchange rate on the date of actual payment.

         (j) "Royalties" shall mean the royalties payable with respect to distribution of the TIS Gauntlet/Licensed Product as described in Section 6 hereof.

         (k) "Source Code" shall mean program code applicable to the Licensed Product, expressed in the form suitable for modification by humans as well as any Updates and Upgrades as defined herein and any and all applicable related documentation.

         (l) "Specifications" shall mean the published Specifications applicable to the Licensed Product that are in effect as of the date the Licensed Product is delivered to TIS. During the term, if Network-1 substantially amends its specifications, Network-1 shall inform TIS of the revised Specifications.

         (m) "Term" shall mean the period beginning on the Effective Date and terminating on the date this Agreement is terminated under Section 13 hereof.

         (n) "Update" means the release of the Licensed Product which is a minor release or bug fix or an error correction.

         (o) "Upgrade" means a new revision of the Licensed Product that includes enhancements which increase performance or increase functionality for which Network-1 charges a license fee.

         2. Grant of License.

         (a) Subject to the terms and conditions set forth in this Agreement, Network-1 hereby grants to TIS a worldwide, perpetual (subject to termination as provided in Section 13), non-exclusive license to (i) incorporate and/or bundle the Licensed Product only with the TIS Gauntlet Firewall Product and to market, distribute, and sublicense the Licensed Product solely as a component of the TIS Gauntlet Firewall Product; and (ii) to use the License Product for testing, demonstration, training, promotional and evaluation purposes by its personnel, end users, resellers and distributors.

         (b) If Network-1 should make any Updates or Upgrades to the Licensed Product, Network-1 shall make (at no additional cost to TIS) the same available to TIS under the terms and conditions of this Agreement.

         (c) TIS may not modify, enhance or otherwise change the Licensed Product except to the extent required to integrate the Licensed Product with the TIS Gauntlet Firewall


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Product. Any such permissible modification, enhancement or change to the
Licensed Product by TIS shall be the exclusive property of TIS (the "TIS Modifications") and TIS will automatically grant Network-1, a worldwide, fully paid-up, non-exclusive, perpetual, irrevocable license to market, sublicense, use and distribute the TIS Modifications except that Network-1 may not sublicense, distribute or otherwise provide the TIS Modifications to direct competitors of TIS as listed on Exhibit C hereto (Exhibit C may be amended by TIS upon consent of Network-1 which shall not be unreasonably withheld).

         (d) TIS agrees to allow Network-1 to enforce its rights under any agreement TIS may have with any third party or End User to protect any confidentiality and proprietary property of Network- 1 included in the Licensed Product.

         (e) Except as otherwise provided herein, TIS shall not copy the Licensed Product in whole or in part, except as reasonably necessary for archival backup purposes and for use by TIS of the Licensed Product as permitted under this Agreement. TIS agrees to reproduce on all documentation relating to the TIS Gauntlet/Licensed Product, proprietary trademark or copyright markings as follows: "The NDIS Shim is a product of Network-1 Software & Technology, Inc."

         (f) Network-1, at its sole discretion, shall have the right to modify the Licensed Product at any time during the Term provided that Network-1 provides TIS with Beta source code relating to such modification as soon as it is available and gives TIS thirty (30) days prior notice of such change, including any revised or additional Specifications.

         (g) All licenses to End Users, whether granted by TIS directly or through a reseller or distributor, shall contain TIS' standard license, a copy of which is attached hereto as Exhibit D.

         3. Source Code Escrow.

         Network-1 has deposited in escrow with TIS the Source Code which shall be maintained in escrow by TIS in a secure environment at its office location at 15204 Omega Drive, Rockville, Maryland 20850 (or such other location TIS provides Network-1 upon 30 days prior notice). TIS shall employ such procedures with respect to the Source Code that are no less restrictive than the strictest procedures used by it to protect its own confidential and proprietary source code which procedures shall be no less than reasonable care. TIS shall allow a limited number of its employees and consultants (a list of consultants will be provided to Network- 1 prior to access) to have access to the Source Code provided such employees or consultants execute confidentiality agreements in the form annexed hereto as Exhibit E, and only for the following purposes: (i) integrating the Licensed Product with TIS Gauntlet Firewall Product and (ii) maintenance and bug fixes.

         4. Marketing and Distribution of the Licensed Product.


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         TIS will be responsible for and have sole discretion (except as otherwise expressly provided herein) with respect to determining and implementing all or any marketing strategies, policies or programs relating to the distribution of the Licensed Product by TIS as provided herein, including, without limitation, methods of marketing, pricing, packaging, labeling and identification, protection, advertising, terms and conditions of sale and/or license, collection of end users' names, scope and expense of marketing, and use of warranty or user registration procedures. TIS shall have the right to distribute the Licensed Product in accordance with the terms of this Agreement in a variety of forms, and by any variety of methods, in its sole discretion.

         5. Delivery and Acceptance.

         (a) Delivery. Network-1 has delivered the Licensed Product to TIS and will provide (at no additional cost to TIS) all Updates and Upgrades to TIS' designated representatives of which TIS will advise Network-1 in writing. TIS has evaluated the Licensed Product and the Licensed Product is hereby deemed accepted by TIS. Except as set forth in Section 6 hereof, TIS shall not be required to make any payments to Network-1 with respect to the Licensed Product.

         6. Royalty Payments.

         (a) Non-Refundable Royalty Payment. Upon execution of this Agreement, TIS shall pay to Network-1 a non-refundable advance against Royalties of $500,000 (the "Non-Refundable Advance"). The Non-Refundable Advance will be credited to TIS' account against which all future Royalties of TIS pursuant to
Section 6(b) herein shall be applied until the Non-Refundable Advance is thereby drawn down in its entirety. TIS shall have no obligation to pay Royalties to Network-1 until the Royalties payable pursuant to Section 6(b) exceed $500,000 (the amount of the Non-Refundable Advance). Notwithstanding the aforementioned credit against Royalties, in no event shall TIS be entitled to a refund of any portion of the Non-Refundable Advance.

         (b) Royalty Payments. Beginning on the date of TIS' first shipment of a particular TIS Gauntlet/Licensed Product, and continuing through and including December 31, 1998 (the "Initial Period") regardless of whether the Licensed Product is distributed as a component of such particular TIS Gauntlet Firewall Product during the Initial Period, TIS shall be obligated to Network-1 for Royalties of * percent (*%) of TIS' Net Receipts derived from such particular TIS Gauntlet Firewall Product. (For example, if during the Initial Period Net Receipts from a particular TIS Gauntlet/Licensed Product are $5 million and Net Receipts from the same particular TIS Gauntlet Firewall Product distributed without the Licensed Product are $5 million - the Royalties credited Network-1 shall be *% of $10 million or $*). Beginning on January 1, 1999 and continuously thereafter or until this Agreement is terminated in accordance with the provisions of Section 13 hereof, TIS' obligation to Network-1 for Royalties shall equal *% of the

* This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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Net Receipts derived solely from the TIS Gauntlet/Licensed Product. All royalty payments pursuant to this Section 6(b) shall be made by TIS to Network-1 on a quarterly basis, within thirty (30) days following the end of each calendar quarter.

         (c) Reports of Royalties. TIS shall deliver to Network- 1, along with its payment of Royalties due for each quarter, a written report showing, in reasonable detail, its calculation of Royalties payable with respect to such calendar quarter. TIS shall maintain such books and records as are necessary to properly calculate the amount of Royalties to be paid pursuant to this Agreement. A certified public accountant to be chosen by Network- 1, and approved by TIS (which approval shall not be unreasonably withheld), may, upon reasonable notice and during normal TIS business hours, but no more often than once each year, inspect the records of TIS on which such reports are based. Any information revealed in such inspections shall be confidential and not disclosed to anyone, except to the extent necessary to identify to Network-1, TIS or any fact finder in any action instituted to enforce the terms of this Agreement, any inaccuracy which may be found in the amount of Royalties due to Network-1 or except as otherwise provided by law. The fees and expenses of the independent certified public accountant shall be paid by Network-1, unless the inspection uncovers an underpayment for the evaluation period in question in excess of 5% of the amount actually paid by TIS during the period of the audit, in which case the fees and expenses of the certified public accountant shall be paid by TIS.


         7. Support. Network-1 shall provide TIS with technical support in connection with integration of the Licensed Product with the TIS Gauntlet Firewall Product which shall include (i) up to one (1) week on-site support for purposes of integration of the Licensed Product with the TIS Gauntlet Firewall Product, (ii) support for bug fixes related to the Licensed Product and (iii) support for modifications to the Licensed Product caused by operating system changes provided that the Licensed Product is then currently offered by Network-1 on such operating system. Except as otherwise provided herein, following TIS' release of the TIS Gauntlet/Licensed Product, any technical support provided by Network-1 to TIS on site shall be billed at Network-1's standard rates of $2,000 per day.

         8. Intellectual Property Rights. Except as otherwise specifically provided in this Agreement, TIS hereby acknowledges that Network-1 and its licensors (as their interests may appear) retain all Intellectual Property Rights (including, without limitation, any and all related patents, trademarks, copyrights or proprietary or trade secret rights) in the Licensed Product and Confidential Information, including, without limitation, all corrections, modifications and other Derivative Works to the Licensed Product. Except for the TIS Modifications, TIS hereby assigns to Network-1 all Intellectual Property Rights it may hereafter possess in the Licensed Product and Confidential Information and all Derivative Works and agrees (i) to execute all documents, and take all actions, that may be necessary to confirm such rights, and (ii) to retain all proprietary marks, legends and patent and copyright notices that appear on the Licensed Product or Confidential Information delivered to TIS by Network-1 and all whole or partial copies thereof.

         9. Confidentiality. TIS agrees to observe complete confidentiality with respect




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to the Confidential Information, not to disclose or permit any third party or entity access to, the Confidential Information (or any portion thereof) without the prior written approval of Network-1 (except such disclosure which is required to perform any obligations under this Agreement) and to insure that any employees, or any third parties who receive access to the Confidential Information, are advised of the confidential and proprietary nature thereof and are prohibited from copying, utilizing or otherwise revealing the Confidential Information in any manner not already permitted under this agreement or the Non-Disclosure Agreement between the parties, dated April 7, 1997. Without limiting the foregoing, TIS agrees to employ with regard to the Confidential Information, procedures no less restrictive than the strictest procedures used by it to protect its own confidential and proprietary information which procedures shall be no less than reasonable care.

         10. Warranties. Network-1 represents and warrants that (i) the Licensed Product is, and the Upgrades and Updates will be, the original creation of Network-1, Network-1 is the sole and exclusive owner of the Licensed Product, and will be the sole and exclusive owner of the Upgrades and Updates (except as otherwise disclosed to TIS) and, Network-1 has the rights to grant licenses therefor as granted to TIS under this Agreement, (ii) the grant to and the exercise by TIS of any and all rights set forth in this Agreement and Network-1's disclosures to TIS pursuant to this Agreement do not, and will not, violate the U.S. patent rights, copyrights, trade secret rights, trademark rights or other proprietary contractual or other rights of any third party,
(iii) for a period of ninety (90) days following the first use of the Licensed Product by an End User, the Licensed Product and Upgrades will substantially conform to and operate as described in applicable Specifications, and (iv) Network-1 has full power and authority to enter into this Agreement and to grant the rights and obligations set forth herein and this Agreement is enforceable in accordance with its terms.

         11. Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN SECTION 10 HEREIN, NETWORK-1 DISCLAIM(S) ALL EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE LICENSED PRODUCT FURNISHED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


         12. Indemnification.

         (a) By Network-1. Network-1 agrees to indemnify, hold harmless and defend TIS, its officers, directors, employees, contractors, licensors and agents, from any claims, liabilities, damages, costs and expenses (including reasonable attorneys' fees and costs of suit) to the extent they arise out of
(i) a material breach of this Agreement by Network-1, (ii) a breach of any of the representations and warranties set forth in Section 10 hereof or any other representations set forth in this Agreement and (iii) any claims of infringement of any U.S. copyright, patent or trade secret or other proprietary rights, arising from the Licensed Product and any modification, enhancement or misuse of the Licensed Product by Network-1. If Network-1 receives notice of an alleged infringement, Network-1 shall use its best efforts, subject to commercial reasonableness, to either obtain the right to continue use of the Licensed Product,


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or to modify the Licensed Product so that it is no longer infringing.

         (b) By TIS. TIS agrees to indemnify, hold harmless and defend Network-1, its officers, directors, employees, contractors, licensors and agents, from any claims, liabilities, damages, costs and expenses including reasonable attorneys' fees and costs of suit) to the extent they arise out of
(i) a material breach by TIS of the terms and provisions of this Agreement, and
(ii) any claim of infringement of any U.S. copyright, patent or trade secret or other proprietary rights relating to the TIS Gauntlet Firewall Product excluding any such claim relating to the Licensed Product.

         (c) Indemnification Conditions. Promptly after receipt by Network-1 or TIS of notice of any claim that may affect the Licensed Product or the commencement of any action, proceeding, or investigation in respect of which indemnity or reimbursement may be sought as provided above, such party (the "Indemnitee") shall notify the party from whom indemnification is claimed (the "Indemnitor"), but the failure of such Indemnitee to notify the Indemnitor with respect to a particular action, proceeding or investigation shall not relieve the Indemnitor from any obligation or liability (i) which it may have pursuant to this Agreement if the Indemnitor is not substantially prejudiced by the failure to notify or (ii) which it may have otherwise than pursuant to this Agreement. The Indemnitor shall promptly assume the defense of the Indemnitee with counsel reasonably satisfactory to the Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnitor. The Indemnitee will cooperate with the Indemnitor in the defense of any action, proceeding or investigation for which the Indemnitor assumes the defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any action, proceeding, or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the Indemnitor has agreed to pay such fees and expenses, (ii) the Indemnitor shall have failed promptly to assume the defense of such action, proceeding or investigation and employ counsel reasonably satisfactory to the Indemnitee, or (iii) in the reasonable judgment of the Indemnitee there may be one or more defenses available to the Indemnitee which are not available to the Indemnitor with respect to such action, claim, or proceeding, in which case the Indemnitor shall not have the right to assume the defense of such action, proceeding or investigation on behalf of the Indemnitee. The Indemnitor shall not be liable for the settlement by the Indemnitee of any action, proceeding or investigation effected without its consent, which consent shall not be unreasonably withheld. The Indemnitor shall not enter into any settlement in any action, suit or proceeding to which the Indemnitee is a party, unless such settlement includes a general release of the Indemnitee with no payment by the Indemnitee of consideration.

         13. Term and Termination.

         (a) Term of Agreement. Subject to the foregoing limitation, this Agreement shall continue perpetually, unless terminated in accordance with the provisions of Section 13 below.

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         (b) Termination. TIS may terminate this Agreement effective at the end of any calendar year beginning with the year ended December 31, 1998 by giving Network-1 prior written notice at any time during the month of October preceding such year end. Network-1 may terminate this Agreement upon thirty (30) days prior notice if for any two consecutive calendar quarters after December 31, 1998, TIS does not pay Network-1 minimum Royalties of $* per quarter, payment to be provided in accordance with the terms of this Agreement. In addition, if at any time after December 31, 1998, TIS does not offer the Licensed Product as part of any TIS Gauntlet Firewall Product for any ninety (90) day period, Network-1 shall have the right to terminate this Agreement upon thirty (30) days prior notice.

         (c) Termination Upon Breach. Each party shall have the right to terminate this Agreement provided (i) such party provides thirty (30) days prior notice to the other party; (ii) the other party is in a material breach of any of the terms of this Agreement; and (iii) the prior breach is not cured within such thirty (30) day period. Any such notice shall provide, in reasonable detail, a description of the alleged breach and the requested cure of that breach.

         (d) Effect of Termination. In the event of a termination of this Agreement pursuant to this Section 13, TIS shall have the right, for a period of 180 days, to distribute its existing inventory of the TIS Gauntlet/Licensed Product pursuant to the terms of this Agreement. Any such termination shall not affect the rights of any End User that has purchased the TIS Gauntlet/Licensed Product from TIS in accordance with the terms of this Agreement prior to its termination. Upon termination of this Agreement, for any reason, TIS will return to Network-1 all copies of the Licensed Product or certify to Network-1 that TIS has destroyed all such copies, except that TIS may retain one (1) copy of the object code for the Licensed Product solely for the purpose of supporting its existing licensees.

         14. Limitation of Liability. EXCEPT FOR PAYMENTS DUE PURSUANT TO
SECTION 6 HEREIN AND THE INDEMNIFICATION PROVISIONS OF SECTION 12 HEREOF, IN NO EVENT SHALL EITHER PARTY (OR ITS LICENSORS) BE LIABLE FOR ANY LOSS REVENUES OR PROFITS OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR RELATED TO THE LICENSED PRODUCT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         15. General Provisions.

         (a) Export Compliance. The rights and obligations of TIS shall be subject to such United States laws and regulations as shall from time to time govern the license and delivery of technology abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation to the Export Administration Act of 1979, and the Export Administration regulations issued by the Department

* This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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



of Commerce, International Trade Administration, Office of Export
Administration. TIS agrees that it shall not, directly or indirectly, export, reexport or transship the Licensed Product or any parts or copies thereof in such manner as to violate such laws and regulations in effect from time to time.

         (b) Publicity. Neither party shall, without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld, announce this Agreement in a press release or other promotional material. In addition, neither party shall disclose the terms and conditions of this Agreement to any third party, except as may be required (i) to implement and enforce the terms of this Agreement, or (ii) by legal procedure or by law, or
(iii) by Network-1 in connection with an Initial Public Offering ("IPO"). In the case of clause (iii) above, Network-1 may, for the sole purpose of initiating or affecting its IPO, disclose the full terms and conditions of this Agreement only to its legal counsel, its investment bankers, its investment bankers' legal counsel, securities regulatory authorities and potential investors who are bound by a confidentiality agreement covering the terms and conditions of this Agreement as Confidential Information of Network-1 and TIS. In addition, Network-1 may disclose in a prospectus for an IPO such material information concerning this Agreement as the attorneys who advise Network-1 on matters relating to the Securities Act of 1933, as amended, shall advise is necessary to be disclosed in such prospectus. A copy of the proposed IPO prospectus disclosure shall be provided to TIS and TIS shall not unreasonably withhold its consent to such disclosure.

         (c) Equitable Relief. Each party acknowledges that any breach of its obligations under this Agreement with respect to the grant of the license hereunder, Intellectual Proprietary Rights or Confidential Information will cause the other party irreparable injury for which there are inadequate remedies at law, and that such party will be entitled to seek equitable relief with respect to any such breach in addition to all other remedies provided by this Agreement or available at law.

         (d) Successors and Assigns. Except as otherwise provided herein, this Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, except either party may assign this Agreement without the other's prior written consent to an Affiliated Entity, or in the event of a merger or other reorganization involving such party, or sale of all or substantially all of such party's assets. For purposes hereof, Affiliated Entity shall be defined as entity controlled by, or under common control with, such party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their successors and assigns.

         (e) Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of New York without reference to conflicts of law principles.

         (f) Relationship of Parties. Neither party will have and will not represent that it has, any power, right or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party's name,


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except as herein expressly provided. Nothing stated in this Agreement shall be construed as constituting TIS and Network-1 as partners or as creating the relationship of principal/agent, employer/employee or franchise/franchisee between the parties.

         (g) Attorneys' Fees. In the event that any legal action is required in order to enforce or interpret any of the provisions of this Agreement, the prevailing party in such action shall recover all reasonable costs and expenses, including attorneys' fees, incurred in connection therewith.

         (h) Further Actions. At any time and from time to time, each party agrees without further consideration, to take such action and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         (i) Waiver. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of that or any other provision of this Agreement.

         (j) Force Majeure. Except for the obligation to make payments as provided herein, nonperformance of either party shall be excused to the extent the performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

         (k) Severability. If any of the provisions of this Agreement are found or deemed by a court of competent jurisdiction to be invalid or unenforceable, they shall be severable from the remainder of the Agreement and shall not cause the invalidity or unenforceability of the Agreement.

         (l) Notices. Notices to either party shall be in writing and shall be deemed delivered when served in person or three business days after being deposited in the United States mail, first-class certified mail, postage prepaid, return receipt requested, or one business day after being dispatched by a nationally recognized one-day express courier service addressed as follows:

         To Network-1:   Network-1 Software & Technology, Inc.
                         909 Third Avenue, 9th Floor
                         New York, New York 10022 Attn:
                         Robert Russo, President

         with a copy to: Bizar Martin & Taub, LLP
                         1350 Avenue of the Americas, 29th Floor
                         New York, New York 10019
                         Attn: Sam Schwartz, Esq.

         To TIS:         Trusted Information Systems, Inc.

                         15204 Omega Drive
                         Rockville, Maryland 20850
                         Attn: Jeffrey H. Schneider, Esq.

         with a copy to: Kenneth A. Mendelson, Esq.
                         Trusted Information Systems
                         3060 Washington Road (Route 97)
                         Gleenwood, Maryland 21738

         (m) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and, with the exception of the Non-Disclosure Agreement, dated April 7, 1997, between the parties, supersedes in its entirety any and all written or oral agreements or understandings previously existing between the parties with respect to such subject matter. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. Any amendments or modifications of this Agreement must be in writing and signed by both parties hereto.

         (n) All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

         (o) Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF the parties have entered into this Agreement as of the date first set forth above.

                                    Network-1 Software & Technology, Inc.

                                    By:     /s/ Robert Russo
                                            --------------------

                                    Printed Name:Robert Russo
                                                 ---------------

                                    Title: President
                                           ---------------------



                                    Trusted Information Systems, Inc.

                                    By:     /s/ Jeffrey H. Schneider
                                            ---------------------------
                                    Printed Name:Jeffrey H. Schneider
                                            ---------------------------
                                    Title:  Director of Contracts
                                            ---------------------------

Effective Date: June 5, 1997

                                    Exhibit A

                     List of TIS Gauntlet Firewall Products

--------------------------------------------------------------------------------
IGINL                                   Gauntlet Internet Firewall for WinNT
--------------------------------------------------------------------------------
GPEF                                    Gauntlet PC Extender for Win3.1/Win.11
--------------------------------------------------------------------------------
GPEG                                    Gauntlet PC Extender for Win95
--------------------------------------------------------------------------------
GHNTL                                   Gauntlet Internet Firewall System NT
--------------------------------------------------------------------------------


As of 6/4/97

                                    Exhibit B

                            Description of NDIS SHIM

Network-1 is providing TIS with the full source code and "Make" files for a Microsoft Windows-NT NDIS Shim and the source code to install the Shim on the Windows-NT operating system. The NDIS Shim is an intermediate NDIS driver that "binds" to all Ethernet Adapters and to which all protocol stacks "bind" to the Shim. The installation code will seemlessly add the Shim to the NDIS bindery via the Network Control Panel Applet with a Microsoft standard OEMSETUP.INI file. The Shim will allow all packets received from the adapters or protocol stacks (regardless of protocol) to be passed to a queuing driver so that the packet can be processed at a later time. It will also allow another driver to send packets to it for writing to the network adapters or to the protocol stacks. Network-1 is also providing TIS with the full source code and "Make" files for a Microsoft Windows-NT intermediate driver. *
The source code for installing this driver is also included.

Network-1 is also providing TIS with the full Source Code and "Make" files for another Microsoft Windows-NT driver. *









* This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

                                    Exhibit C

                                 TIS COMPETITORS

1.    Altivista Internet Software Inc.
2.    ANS Communications
3.    Borderware
4.    Check Point Software Technologies Inc.
5.    Cyberguard Corp.
6.    Cycon Technologies
7.    Global Internet Software Group Inc.
8.    Global Technology Associates Inc.
9.    IBM
10.   Milkyway Networks Corp.
11.   NEC Technologies Inc.
12.   Netguard Ltd.
13.   Raptor Systems Inc.
14.   Seattle Software Labs Inc.
15.   Secure Computing Corp.
16.   Sidewinder
17.   Sun Microsystems Inc.
18.   Technologies Inc.
19.   Ukiah Software Inc.

As of 6/4/97

                                    EXHIBIT D

                                END USER LICENSE
                     GAUNTLET(R) SOFTWARE LICENSE AGREEMENT

1. NOTICE. TRUSTED INFORMATION SYSTEMS ("TIS") IS WILLING TO HAVE ITS GAUNTLET(R) SOFTWARE ("SOFTWARE") LICENSED TO YOU ONLY ON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS CONTAINED IN THIS LICENSE AGREEMENT. PLEASE READ THIS LICENSE AGREEMENT CAREFULLY. BY USING THIS SOFTWARE YOU AGREE TO BE BOUND BY THE TERMS OF THIS AGREEMENT. IF YOU DO NOT AGREE TO THESE TERMS WE ARE UNWILLING TO LICENSE THE SOFTWARE TO YOU AND YOU SHOULD NOT RUN THIS SOFTWARE. IN SUCH CASE, PROMPTLY RETURN THE SOFTWARE AND ALL OTHER MATERIAL IN THE PACKAGE ALONG WITH PROOF OF PAYMENT TO TIS OR TO THE AUTHORIZED RESELLER FROM WHICH YOU OBTAINED THE SOFTWARE FOR A FULL REFUND OF THE PRICE YOU PAID.

2. Ownership and License. This is a license agreement and NOT an agreement for sale. TIS continues to own the copy of the Gauntlet(R) Software which is to be delivered under this license agreement ("Agreement") and all other copies that you are authorized by this Agreement to make. Your rights to use the Software are specified in this Agreement, and TIS retains all rights not expressly granted to you in this Agreement. Nothing in this Agreement constitutes a waiver of TIS' rights under U.S. Copyright law or any other federal or state law. In this license agreement, "the Software" refers to the executable modules, the help files, the configuration scripts, configuration files, and any similar files provided hereunder.

3. Permitted Uses. You are granted the following rights to the Software:

      (a) Right to Install and Use. You may install and use the Software on any single machine at any single location. Your use of the Software on that machine is limited to protecting the number of machines (tiered users) specified in your purchase order. If you desire to have a "hot standby computer," you may install the Software on another, unconnected system. If you wish to use the Software on more than one connected machine, you must obtain a license for an additional copy of the Software for each additional computer on which you want to use it;

      (b) Right to Copy. You may copy the Software for backup or archival purposes, and you may make an unlimited number of copies of the documentation, provided that TIS' copyright notice appears on each copy and provided that the documentation is copied in its entirety;

4. Prohibited Uses. You may not, without prior written permission from TIS:

      (a) Use, copy, modify, merge, or distribute, transfer copies of the Software or documentation except as specifically permitted in this Agreement;

      (b) Reverse engineer the Software, in whole or in part, by any means, including, but not limited to, decompiling, disassembling, reverse computing, or any similar operation or technique;

      (c) Use any backup or archival copies of the Software (or allow someone else to use such copies) for any purpose other than to replace the original copy in the event it is destroyed or becomes defective;

      (d) Sublicense, lend, lease, or rent the Software; or

      (e) Publish any results of benchmark tests run on the Oracle SQL*Net Application technology which may be provided hereunder.

5. Limited Warranty. TIS makes the following limited warranties [to the original consumer licensee of the Software], for a period of thirty (30) calendar days from the date you acquired the Software from TIS or TIS' authorized reseller:

      (a) Media. The disks and documentation in this package will be free from defects in materials and workmanship under normal use. If the disks or documentation fail to conform to this warranty, you may, as your sole and exclusive remedy, obtain a replacement free of charge if you return the defective disk(s) or documentation to TIS or TIS' authorized reseller with a dated proof of purchase.

      (b) Software. If the Software fails to operate in accordance with TIS' published specifications current at the time of the granting of this license, you may, as your sole and exclusive remedy, return all of the Software and the documentation to TIS or the authorized reseller from whom you acquired it, along with a dated proof of purchase, specifying the problem, and TIS will provide you with a new copy of the Software or a full refund at TIS' election.

6. WARRANTY DISCLAIMER. TIS DOES NOT WARRANT THAT THIS SOFTWARE WILL MEET YOUR REQUIREMENTS OR THAT ITS OPERATION WILL BE UNINTERRUPTED OR ERROR-FREE. TIS EXCLUDES AND EXPRESSLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES NOT STATED HEREIN, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      (a) Some states do not allow the exclusion of implied warranties, so the above exclusion may not apply to you. This warranty gives you specific legal rights, and you may also have other legal rights, which vary from state to state.

7. LIMITATION OF LIABILITY. IF THE SOFTWARE BEING LICENSED TO YOU HEREUNDER CONTAINS THE ORACLE SQL*NET APPLICATION PROXY, IN NO EVENT SHALL TIS BE LIABLE TO YOU FOR ANY DAMAGES ARISING FROM YOUR USE OF ORACLE'S SQL*NET APPLICATION PROXY WHETHER DIRECT, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL (INCLUDING LOSS OF PROFITS). WITH THE EXCEPTION OF DAMAGES ARISING FROM YOUR USE OF ORACLE'S SQL*NET APPLICATION PROXY, TIS' LIABILITY TO YOU FOR ANY LOSSES SHALL BE LIMITED TO DIRECT DAMAGES, AND SHALL NOT EXCEED THE AMOUNT YOU ORIGINALLY PAID FOR THE SOFTWARE. IN NO EVENT WILL TIS BE LIABLE TO YOU FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) EVEN IF TIS HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      (a) Some jurisdictions do not allow these limitations or exclusions, so they may not apply to you.

8. United States Government Restricted Rights. The enclosed Software and documentation are provided with Restricted Rights unless provided pursuant to 18 C.F.R. 252.227-7202. Use, reproduction or disclosure by the U.S. Government or any agency or instrumentality thereof is subject to restrictions as set forth in subdivision (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at 48 C.F.R. 252.227-7014, or in subdivision (c)(1) and (2) of the Commercial Computer Software Restricted Rights Clause at 48 C.F.R. 52-227-19, as applicable. Contractor Manufacturer is Trusted Information Systems, Incorporated, 3060 Washington Road, Glenwood, MD 21738.

9. Export Controls. You agree that you will not directly or indirectly transfer the Software or documentation to any country to which such transfer would be prohibited by the U.S. Export Administration Act, the regulations issued thereunder, or any other export control statute or regulation.

10. Governing Law. This agreement is to be construed under the laws of the State of Maryland, USA, exclusive of conflict of laws provisions. This Agreement is not to be governed by the 1980 United Nations Convention on Contracts for the International Sale of Goods, as amended.

11. Termination. This license and your right to use this Software automatically terminate if you fail to comply with any provisions of this Agreement, destroy the copies of the Software in your possession, or voluntarily return the Software to TIS or TIS' authorized reseller. Upon termination you will destroy all copies of the Software and documentation. Otherwise, the restrictions on your rights to use the Software will expire upon expiration of the copyright to the Software.

12. Miscellaneous Provisions. This is the entire agreement between us relating to the contents of this package, and supersedes any prior purchase order, communications, advertising, or representations concerning the contents of this package. No change or modification of this Agreement will be valid unless it is in writing, and is signed by TIS.

13. Third Party Beneficiary. If the software being licensed to you hereunder contains the Oracle SQL*Net Application Proxy, then, to the extent permitted by law, the Oracle Corporation is hereby designated as a third party beneficiary of this license.

14. Canadian Transactions. If you acquired this Software in Canada, you agree to the following:

      (a) The parties hereto have expressly required that the present Agreement and its Exhibits be drawn up in the English Language. / Les parties aux presentes ont expressment exige que la presente convention et ses Annexes soient redigees en langue anglaise.

If you have any questions about this Agreement, write TIS at:
     gauntlet-sales@tis.com
or
     Trusted Information Systems, Inc.
     15204 Omega Drive
     Rockville, MD 20850
     Attention: Gauntlet Administration
     Phone Number 888-FIREWALL (or, outside of the U.S. or Canada, 301.527.9500)

                                    EXHIBIT E
                          EMPLOYEE AGREEMENT REGARDING
                         CONFIDENTIALITY AND INVENTIONS

      This Agreement is intended to set forth in writing my responsibility to Trusted Information Systems, Inc. ("TIS"). I recognize that TIS is engaged in a continuous program of research, development, and production respecting its business, present and future. As part of my employment with TIS, I have certain obligations relating to the business interests of TIS, confidential and proprietary information, and inventions which I develop during that employment.

      As part of the conditions of employment by TIS, I acknowledge and agree that:

1. Effective Date. This agreement ("Agreement") shall be effective as of _____________, 19___.

2.    TIS Proprietary Information.

      2.1 Confidentiality. I will maintain in confidence and will not disclose or use, either during or after the term of my employment, any proprietary or confidential information or know-how belonging to TIS (referred to herein as "Proprietary Information"), whether or not in written form, except to the extent required to perform duties on behalf of TIS. Proprietary Information includes any information, not generally known in the relevant trade or industry, which was obtained from TIS, or which was learned, discovered, developed, conceived, originated or prepared by me in the scope of my employment. Such Proprietary Information includes, but is not limited to, software, technical and business information relating to TIS' inventions or products, research and development, production processes, machines and equipment, finances, customers, marketing, as well as production, marketing and future business plans, and any other information which is identified as confidential by TIS. Upon termination of my employment or at the request of my supervisor before termination, I will deliver to TIS all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to TIS' business.

      2.2 Third-Party Proprietary Information. I recognize that TIS has received and will receive confidential or proprietary information from third parties, subject to a duty on TIS' part to maintain the confidentiality of such information and to use it only for certain limited purposes. My obligations with respect to TIS Proprietary Information shall also extend to confidential and/or proprietary information belonging to customers and suppliers of TIS who may have disclosed such information to me as the result of my status as an employee of TIS. I will not use such third-party information for the benefit of anyone other than TIS or such third party, or in any manner inconsistent with TIS' agreement with such third party.

3.    Inventions.

      3.1 Definition of Inventions. As used in this Agreement, the term "Inventions" means any new or useful art, discovery, contribution, finding or improvement whether or not patentable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, algorithms, formulae, processes, manufacturing techniques, computer software, inventions and improvements.

      3.2   Disclosure and Assignment of Inventions.

            (a) I will promptly disclose and describe to TIS all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the period of my employment with TIS (i) which relate to TIS' business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or part, on TIS' time or with the use of any of TIS' equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work I performed for TIS (referred to herein as "TIS Inventions"). I hereby assign to TIS all my right, title and interest worldwide in TIS Inventions and in all intellectual property rights based on TIS Inventions. However, I do not assign or agree to assign any Inventions which were made by me prior to my employment with TIS, which Inventions, if any, are identified on Exhibit A to this Agreement. Exhibit A contains no confidential information. I have no rights in any Inventions other than the Inventions specified in Exhibit A. If no such list is attached, I have no such Inventions or I grant an irrevocable, non-exclusive, royalty-free, worldwide license to TIS to make, use and sell Inventions developed by me prior to my employment with TIS.

      3.3 Non-Assignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a non-assignable Invention under the provisions of Section 2870 of the California Labor Code.

4. Moral Rights. TIS retains moral rights for work done while at TIS. "Moral Rights" means any personal rights which an author may have under applicable law which are separate and apart from the proprietary aspect of copyright, including, but not limited to, rights to identification of authorship, rights of approval on modifications or limitation on subsequent modification, and rights to cause or suppress publication.

5. TIS Materials. Upon termination of my employment with TIS or at any other time upon TIS' request I will promptly deliver to TIS all documents and other materials furnished to me by TIS or prepared by me for TIS. I will retain no copies of TIS' or other proprietary material.

6. Competitive Employment. During the term of my employment with TIS, I will not engage in any employment, consulting, or other activity in any business competitive with TIS without TIS' written consent.

7. Non-Solicitation. During the term of my employment with TIS and for a period of two (2) years thereafter, I will not solicit or cause others to solicit any employees of TIS to terminate their employment with TIS.

8.    Acts to Secure Proprietary Rights.

      8.1 Further Acts. I agree to perform, during and after my employment, all acts deemed necessary or desirable by TIS to permit and assist it, at its expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the TIS Inventions. Such acts are intended primarily to include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of patents and copyrights or in other legal proceedings.

      8.2 Appointment of Attorney-In-Fact: In the event that TIS is unable for any reason whatsoever to secure my signature to any lawful document required to apply for or enforce any patent, copyright or other applications with respect to any TIS Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably appoint TIS and its duly authorized officers and agents as my agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights therein with the same legal force and effect as if executed by me.

9. No Conflicting Obligation. My performance of this Agreement and as an employee of TIS does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with TIS. I will not disclose to TIS, or induce TIS to use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I will not enter into any agreement in conflict with the provisions of this Agreement.

10. Survival. Notwithstanding the termination of my employment, Sections 2, 3, 7 and 8 shall survive such termination. This Agreement does not in any way restrict my right or the right of TIS to terminate my employment at any time.

11. Specific Performance. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to TIS for which there will be no adequate remedy at law, and TIS shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper.

12. Waiver. The waiver by TIS of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other subsequent breach by me.

13. Severability. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of the Agreement will remain in full force.

14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland as applied to agreements entered into and to be performed entirely within Maryland and Maryland residents.

15. Choice of Forum/Attorney Fees. The panics hereby submit to the jurisdiction of the United States District Court for the District of Maryland and the Maryland State courts in any litigation arising out of the Agreement. If court proceedings are required to enforce any provision or to remedy any breach of this Agreement, the prevailing party shall be entitled to an award of reasonable and necessary expenses of litigation, including reasonable attorney's fees.

16. Entire Agreement. This Agreement, including all exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of both me and TIS. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

17. Assignment. This Agreement may be assigned by TIS. I may not assign or delegate my duties under this Agreement without TIS' prior written approval. This Agreement shall be binding upon my heirs, successors, and permitted assignees.

                                          EMPLOYEE:

Date:
     -------------------------------      --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Printed Name

                                          Witnessed by:
Date:                                     TRUSTED INFORMATION SYSTEMS, INC.
     -------------------------------

                                          By
                                          --------------------------------------

                                          Title
                                          --------------------------------------

                         LIMITED EXCLUSION NOTIFICATION

      THIS IS TO NOTIFY you in accordance with Section 2870 of the California Labor code that the above Agreement between you and TIS does not require you to assign to TIS, any invention for which no equipment, supplies, facility or trade secret information of TIS was used and which was developed entirely on your own time, and (a) which does not relate (1) to the business of TIS or (2) to TIS' actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by you for TIS. This limited exclusion does not apply to any patent or invention covered by a contract between TIS and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

      I ACKNOWLEDGE RECEIPT of a copy of this notification.


                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Printed Name of Employee

                                          --------------------------------------
                                          Date

Witnessed by:

TRUSTED INFORMATION SYSTEMS, INC.


------------------------------------
Representative

Dated
     -------------------------------